Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

OCEANFIRST FINANCIAL CORP.,

MIDTOWN MERGER SUB CORP.

and

COUNTRY BANK HOLDING COMPANY, INC.

Dated as of August 9, 2019

i

Exhibit A – Bank Merger Agreement

Exhibit B – Form of Support Agreement

Exhibit C – First-Step Merger Surviving Corporation Certificate

INDEX OF DEFINED TERMS

Page
2004 Indenture	48
Acquisition Proposal	46
affiliate	55
Agreement	1
Audited Financial Statements	12
Bank Merger	1
Bank Merger Agreement	1
Bank Merger Certificates	4
BHC Act	8
business day	55
Certificate of Merger	2
Chosen Courts	56
Closing	2
Closing Date	2
Code	1
Company	1
Company Adverse Recommendation Change	41
Company Bank	1
Company Benefit Plans	16
Company Bylaws	8
Company Certificate	4
Company Common Stock	2
Company Contract	20
Company Disclosure Schedule	7
Company ERISA Affiliate	17
Company Indemnified Parties	43
Company Meeting	40
Company Offering	9
Company Qualified Plans	16
Company Recommendation	41
Company Regulatory Agreement	21
Company Subsidiary	9
Company Systems	23
Confidentiality Agreement	40
Continuing Employees	42
Delaware Secretary	2
Derivative Contract	21
Determination Date	52
DGCL	2
Dissenting Shares	6
DOL	16
Effective Time	2
Enforceability Exceptions	10
Environmental Laws	21
ERISA	16
Exception Shares	3
Exchange Act	11
Exchange Agent	4
Exchange Fund	5

Page
Exchange Ratio	3
FDIC	8
Federal Reserve Board	8
FHLB	8
Final Index Price	52
First Surviving Corporation Certificate	4
First-Step Merger	1
GAAP	8
Governmental Entity	11
Index	52
Index Ratio	52
Initial Index Price	52
Initial Parent Market Value	52
Integrated Mergers	1
Intellectual Property	23
Interim Financial Statements	12
IRS	16
Junior Subordinated Debentures	48
knowledge of Parent	55
knowledge of the Company	55
Laws	18
Leased Real Property	22
Liens	9
Loan Participation	25
Loans	25
Luse Gorman	38
made available	55
Material Adverse Effect	8
Materially Burdensome Regulatory Condition	39
Merger Consideration	3
Merger Sub	1
Merger Sub Bylaws	4
Merger Sub Certificate	4
Merger Sub Common Stock	2
Most Recent Balance Sheet	12
Multiemployer Plan	17
Multiple Employer Plan	17
NASDAQ	6
New Certificates	3
New Plans	42
NYBCL	2
NYDS	2
NYSDFS	11
OCC	11
Old Certificate	3
ordinary course of business	55
Owned Real Property	22
Parent	1
Parent Bank	1
Parent Benefit Plans	32
Parent Bylaws	4

v

Page
Parent Certificate	4
Parent Common Stock	2
Parent Disclosure Schedule	26
Parent Equity Awards	28
Parent ERISA Affiliate	32
Parent Market Value	52
Parent Qualified Plans	32
Parent Regulatory Agreement	34
Parent Reports	33
Parent Restricted Stock Awards	28
Parent Subsidiary	27
party	55
PBGC	16
Permitted Encumbrances	22
person	55
Premium Cap	44
Proxy Statement	11
Real Estate Leases	22
Representatives	45
Requisite Company Vote	10
Requisite Regulatory Approvals	39
Restrictive Covenant	18
S-4	11
Sandler	13
SEC	11
Second-Step Merger	1
Second-Step Merger Certificates	2
Skadden	2
Subordinated Notes	48
Subsidiary	8
Superior Proposal	46
Support Agreements	1
Surviving Corporation	1
Takeover Statutes	24
Tax	15
Tax Return	15
Taxes	15
Terminated Plan	43
Termination Date	51
Termination Fee	53
the date hereof	55
Two River Agreement	56

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 9, 2019 (this “Agreement”), is by and among OceanFirst Financial Corp., a Delaware corporation (“Parent”), Midtown Merger Sub Corp., a New York corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Country Bank Holding Company, Inc., a New York corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and their stockholders and shareholders, respectively, to consummate the strategic business combination transaction provided for herein, pursuant to which (i) Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Company (the “First-Step Merger”), so that the Company is the surviving corporation in the First-Step Merger and a wholly-owned Subsidiary of Parent and (ii) immediately thereafter, the Company, as the surviving corporation in the First-Step Merger, will merge (the “Second-Step Merger”, and together with the First-Step Merger, the “Integrated Mergers”) with and into Parent, with Parent being the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, immediately following the consummation of the Integrated Mergers, Country Bank, a New York-chartered non-member bank and a wholly-owned Subsidiary of the Company (“Company Bank”), will merge (the “Bank Merger”) with and into OceanFirst Bank, National Association, a national banking association and a wholly-owned Subsidiary of Parent (“Parent Bank”), pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof, by and between Company Bank and Parent Bank, and attached hereto as Exhibit A (the “Bank Merger Agreement”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Integrated Mergers shall together be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulation section 1.368-2(g);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and an inducement for Parent to enter into this Agreement, certain shareholders of the Company have simultaneously herewith entered into separate Voting and Support Agreements with Parent substantially in the form attached hereto as Exhibit B (collectively, the “Support Agreements”) in connection with the First-Step Merger; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Integrated Mergers and also to prescribe certain conditions precedent to the consummation of the Integrated Mergers.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE INTEGRATED MERGERS

1.1    The Integrated Mergers; Effective Time.

(a)    The names of the constituent corporations in the First-Step Merger are Country Bank Holding Company, Inc. and Midtown Merger Sub Corp. As of the date of this Agreement, there are (i) 2,209 voting shares of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”) issued and outstanding and (ii) no shares of voting preferred stock of the Company issued or outstanding. As of the date of this Agreement, there are 200 voting shares, no par value, of common stock of Merger Sub (“Merger Sub Common Stock”) issued and outstanding. Subject to the terms and conditions of this Agreement, in accordance with Section 901 and other applicable sections of the New York Business Corporation Law (the “NYBCL”), at the Effective Time, Merger Sub shall merge with and into the Company. The Company shall be the surviving corporation in the First-Step Merger, and shall continue its corporate existence under the laws of the State of New York. Upon consummation of the First-Step Merger, the separate corporate existence of Merger Sub shall terminate. On or before the Closing Date, Parent and the Company, respectively, shall cause to be filed a certificate of merger with the New York Department of State (the “NYDS”) in accordance with the NYBCL (the “Certificate of Merger”). The First-Step Merger shall become effective as of the date and time specified in the Certificate of Merger (such date and time, the “Effective Time”).

(b)    The names of the constituent corporations in the Second-Step Merger are Country Bank Holding Company, Inc. and OceanFirst Financial Corp., which was originally formed as Ocean Financial Corp. As of the date of this Agreement, there are (i) no shares of voting preferred stock issued or outstanding and (ii) 51,121,789 voting shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) issued and outstanding. Immediately following the Effective Time, subject to the terms and conditions of this Agreement, in accordance with Section 253(a)(2) and other applicable sections of the Delaware General Corporation Law (the “DGCL”) and Section 907 and other applicable sections of the NYBCL, the Company, as the surviving corporation in the First-Step Merger, shall merge with and into Parent. Parent shall be the Surviving Corporation in the Second-Step Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Second-Step Merger, the separate corporate existence of the Company shall terminate. On or before the Closing Date, Parent and the Company shall cause to be filed a certificate of merger with the Secretary of State of the State of Delaware (the “Delaware Secretary”) and a certificate of merger with the NYDS, respectively (together, the “Second-Step Merger Certificates”). The Second-Step Merger shall become effective as of the date and time specified in the Second-Step Merger Certificates.

1.2     Closing. Subject to the terms and conditions of this Agreement, the closing of the Integrated Mergers (the “Closing”) will take place at 10:00 a.m., New York City time, by mail or electronic delivery, or at the option of Parent, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), on the last business day of the month in which the conditions set forth in Article VII hereof have been satisfied or, if permitted by applicable Law, waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3    Effects of the Integrated Mergers. At and after the Effective Time, the First-Step Merger shall have the effects set forth in the applicable provisions of the NYBCL. At and after the effective time of the Second-Step Merger, the Second-Step Merger shall have the effects set forth in the applicable provisions of the DGCL and the NYBCL.

1.4    Effects of First-Step Merger on Merger Sub Common Stock. At and after the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of the common stock of the Company.

1.5    Conversion of Company Common Stock in First-Step Merger.

(a)    At the Effective Time, by virtue of the First-Step Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(i)    Subject to Section 2.2(e), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Exception Shares and Dissenting Shares (each as defined below)) shall be converted into the right to receive 2,000 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Parent Common Stock (the “Merger Consideration”); and

(ii)    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held by the Company as treasury stock or held by the Company, any Subsidiary of the Company, Parent or any Subsidiary of Parent (all such shares of Company Common Stock, but excluding shares of Company Common Stock held in any employee benefit plans or related trust accounts, managed accounts, mutual funds and the like or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted, the “Exception Shares”) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be paid or provided with respect thereto.

(b)    Each share of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock (each, an “Old Certificate”, it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) shall thereafter represent only the right to receive (x) the Merger Consideration in accordance with, and subject to, this Section 1.5 and the other terms of this Article I, (y) cash in lieu of fractional shares that the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (z) any dividends or distributions that the holder thereof has the right to receive pursuant to Section 2.2(b), in the case of each of the foregoing, subject to all applicable withholding of Tax in accordance with Section 2.4.

(c)    Old Certificates previously representing shares of Company Common Stock shall be exchanged for evidence of shares in book-entry form or, at Parent’s option, certificates (collectively, referred to herein as “New Certificates”), representing the Merger Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with Section 2.2, without any interest thereon and subject to all applicable withholding of Tax in accordance with Section 2.4.

(d)    If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number or kind of shares or securities, in any such case as a result of a recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

1.6    Effects of Second-Step Merger on Parent and Company Common Stock. At the effective time of the Second-Step Merger, each share of (a) Parent Common Stock issued and outstanding immediately prior to such time shall remain issued and outstanding and shall not be affected by the Second-Step Merger and (b) common stock of the Company, as the surviving corporation in the First-Step Merger, issued and outstanding immediately prior to such time, shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

1.7    Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the Certificate of Incorporation of the Company (the “Company Certificate”), as in effect immediately prior to the Effective Time, shall be amended to conform to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time (the “Merger Sub Certificate”), except the name of such surviving corporation set forth therein shall be Country Bank Holding Company, Inc. as in the form attached hereto as Exhibit C (the “First-Step Merger Surviving Corporation Certificate”), which shall thereafter be the certificate of incorporation of the surviving corporation in the First-Step Merger until thereafter amended in accordance with its terms and applicable Law. At the effective time of the Second-Step Merger, the Certificate of Incorporation of Parent (the “Parent Certificate”) as in effect immediately prior to the effective time of the Second-Step Merger shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable Law.

1.8    Bylaws of the Surviving Corporation. At the Effective Time, the Bylaws of Merger Sub (the “Merger Sub Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Company until thereafter amended in accordance with their terms and applicable Law. At the effective time of the Second-Step Merger, the Bylaws of Parent (the “Parent Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and applicable Law.

1.9    Directors; Officers. At and immediately after the Effective Time, the directors and officers of the Company shall consist of the directors and officers of Merger Sub in office immediately prior to the Effective Time until their respective successors are duly elected or appointed and qualified. Subject to Section 6.12, the directors and officers of the Surviving Corporation in the Second-Step Merger shall be the directors and officers of Parent in office immediately prior to the effective time of the Second-Step Merger.

1.10    Tax Consequences. For U.S. federal income tax purposes, (a) the parties intend that (i) the Integrated Mergers shall together be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Parent, Merger Sub and the Company shall each be a party to such reorganization within the meaning of Section 368(b) of the Code, and (b) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulation Section 1.368-2(g).

1.11    Bank Merger. Immediately following the consummation of the Integrated Mergers, Company Bank and Parent Bank will consummate the Bank Merger under which Company Bank will merge with and into Parent Bank pursuant to the Bank Merger Agreement. Parent Bank shall be the surviving bank in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. The parties agree that the Bank Merger shall become effective immediately after the effective time of the Second-Step Merger. Prior to the Effective Time, the Company shall cause Company Bank, and Parent shall cause Parent Bank, to execute such certificates of merger and such other documents and certificates as are necessary to make the Bank Merger effective (the “Bank Merger Certificate”) immediately following the effective time of the Second-Step Merger.

ARTICLE II

EXCHANGE OF SHARES

2.1    Parent to Make Merger Consideration Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) New Certificates representing the aggregate Merger Consideration to be issued pursuant to Section 1.5 and exchanged pursuant to Section 2.2(a) and (b) cash in an amount sufficient to pay any cash in lieu of any fractional shares of Parent Common Stock (such cash and New Certificates described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that no such investment income or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be solely for the benefit of and paid to Parent.

2.2    Exchange of Shares.

(a)    As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration that such holder shall have become entitled to receive in accordance with, and subject to, Section 1.5, and any cash in lieu of fractional shares that the shares of Company Common Stock represented by such Old Certificate shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b), in the case of each of the foregoing, subject to all applicable withholding of Tax in accordance with Section 2.4. From and after the Effective Time, upon proper surrender of an Old Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal duly executed, the holder of such Old Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing the Merger Consideration to which such holder of Company Common Stock shall have become entitled to receive in accordance with, and subject to, Section 1.5, and (ii) a check representing the amount of (A) any cash in lieu of fractional shares that such holder has the right to receive in respect of the surrendered Old Certificate pursuant to Section 2.2(e) and (B) any dividends or distributions that such holder has the right to receive pursuant to Section 2.2(b), and the Old Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrue on any cash in lieu of fractional shares payable to holders of Old Certificates or any dividends payable under Section 2.2(b). Until each Old Certificate is surrendered as contemplated by this Section 2.2, such Old Certificate shall be deemed at all times after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor), subject to all applicable withholding of Tax in accordance with Section 2.4.

(b)    No dividends or other distributions declared with respect to Parent Common Stock with a record date after the Effective Time shall be paid to any holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions having a record date after the Effective Time, without any interest thereon, which, following the Effective Time and prior to the time such Old Certificate is so surrendered, had become payable with respect to the Merger Consideration that the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive.

(c)    If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Old Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)    After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration (together with any dividends or distributions payable with respect thereto in accordance with Section 2.2(b) and cash in lieu of fractional shares issued in consideration therefor in accordance with Section 2.2(e)), subject to all applicable withholding of Tax in accordance with Section 2.4, that the holder presenting such Old Certificates is entitled to, as provided in this Article II.

(e)    Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall, following the Effective Time, pay to each former shareholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the volume weighted-average trading price of Parent Common Stock on The Nasdaq Global Select Market (the “NASDAQ”) (as reported by Bloomberg L.P. (or, if such information is no longer reported by Bloomberg L.P., as reported by a comparable internationally recognized source mutually determined by Parent and the Company)) for the five (5) full trading days ending on the last trading day preceding the Closing Date by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock that such holder would otherwise be entitled to receive pursuant to Section 1.5.

(f)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for one (1) year after the Effective Time shall be paid to Parent. Any former shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the Merger Consideration (together with any dividends or distributions payable with respect thereto in accordance with Section 2.2(b) and cash in lieu of fractional shares issued in consideration therefor in accordance with Section 2.2(e)) in respect of each former share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)    In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed, and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may require, the Exchange Agent or Parent, as applicable, will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) in respect thereof pursuant to this Agreement.

2.3    Dissenter’s Rights.

(a)    Notwithstanding anything herein to the contrary, no shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who has (i) filed with the Company, before the Company Meeting, or at the Company Meeting but before the vote, written objection to the adoption of this Agreement, (ii) not voted to adopt this Agreement or assented thereto in writing, (iii) properly demanded payment of the fair value of such shares by filing a written notice of such holder’s election to dissent from the First-Step Merger in accordance with Section 623 of the NYBCL and (iv) as of the Effective Time, not failed to perfect, and has not effectively withdrawn or lost or otherwise waived, withdrawn or lost his, her or its rights to dissent pursuant to Section 623 of the NYBCL (the “Dissenting Shares”) shall be converted into or represent the right to receive the Merger Consideration provided in Section 1.5 and instead the holders of Dissenting Shares shall be entitled to payment of the fair value of such Dissenting Shares in accordance with Section 623 and to the rights that are granted by Section 623 and Section 910 of the NYBCL (unless and until such holder shall have failed to timely perfect, and shall have effectively withdrawn or lost, or otherwise waived, withdrawn or lost such holder’s right to dissent from the First-Step Merger under Section 623 and Section 910 of the NYBCL, in which case such holder shall be entitled to receive the Merger Consideration in accordance with Section 1.5, without interest thereon, in exchange for such shares of Company Common Stock, and such shares of Company Common Stock shall no longer be deemed to be Dissenting Shares). In such case, at the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except as provided for pursuant to Section 623 and Section 910 of the NYBCL and this Section 2.3.

(b)    The Company shall provide Parent any instruments or communications delivered by any holders of Company Common Stock with respect to demands, or attempted withdrawal of demands, for appraisal by such holders and any other instruments received by the Company relating to the Dissenting Shares, and, to the extent permitted by Law, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent or as otherwise required by an order of a Governmental Entity of competent jurisdiction, voluntarily make any payment with respect to or settle any such demands, or waive any failure to timely deliver a written demand, or offer to do any of the foregoing.

2.4    Tax Withholdings. Notwithstanding anything to the contrary herein, each of Parent and Merger Sub shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock, cash dividends or distributions payable pursuant to Section 2.2 or any other amounts otherwise payable pursuant to this Agreement to any person such amounts as it determines it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, Merger Sub or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which the deduction and withholding was made by Parent, Merger Sub or the Exchange Agent, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure schedule delivered by the Company to Parent concurrently herewith (the “Company Disclosure Schedule”); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the Company and (iii) any disclosures made in the Company Disclosure Schedule with respect to a section of this Article III shall be deemed to qualify any other section of this Article III (A) specifically referenced or cross-referenced in such disclosure or (B) to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections of this Article III, the Company hereby represents and warrants to Parent as follows:

3.1    Corporate Organization.

(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and is duly registered with the Board of Governors of the Federal Reserve

System (the “Federal Reserve Board”) as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, the Company or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impacts of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (E) the reasonable, customary and documented third party expenses incurred by either party in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B) or (C), to the extent that the impacts of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the term “Subsidiary”, when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (x) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (y) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions.

(b)    True, correct and complete copies of the Company Certificate and the Bylaws of the Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by the Company to Parent. The minute books of the Company and its Subsidiaries accurately reflect, in all material respects, all material corporate actions of the shareholders and boards of directors or managers (and committees thereof) of the Company or its Subsidiaries, as applicable.

(c)    The Company has previously made available to Parent true, correct and complete copies of (i) its annual report to its shareholders for the years ended December 31, 2018 and December 31, 2017 and (ii) proxy materials distributed to its shareholders in connection with its any meeting of its shareholders held in 2019 or 2018.

(d)    Company Bank is a non-member bank duly organized, validly existing and in good standing under the laws of the State of New York. The deposits of Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination of such insurance are pending or threatened. Company Bank is a member in good standing of the Federal Home Loan Bank of New York (the “FHLB”) and owns the requisite amount of stock therein.

(e)    Each Subsidiary of the Company (each, a “Company Subsidiary”), (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under Law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and (iii) has all requisite company, partnership or corporate (as applicable) power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Company Subsidiary to pay dividends or distributions except, in the case of a Company Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. Other than Company Bank and those Subsidiaries set forth in Section 3.1 of the Company Disclosure Schedule, there are no Company Subsidiaries.

3.2    Capitalization.

(a)    The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share, of which no shares of preferred stock are issued or outstanding. As of the date of this Agreement, there are (i) 2,209 shares of Company Common Stock issued and outstanding, (ii) no shares of Company Common Stock held in treasury, and (iii) no other shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of the Company may vote. As of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Company Common Stock or other equity interests of the Company, other than the Support Agreements. Section 3.2(a)(i) of the Company Disclosure Schedule sets forth (as of the date hereof) a true, correct and complete list of all the issued and outstanding shares of Company Common Stock, specifying, on a holder-by-holder basis, (A) the name of each holder and (B) the number of shares held by such holder. The Company is not and, since the date of the 2004 Indenture has not been, subject to the restriction set forth in clauses (x) and (y) of Section 3.8 of the 2004 Indenture (as defined below).

(b)    The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)    Except as set forth on Section 3.2(c) of the Company Disclosure Schedule, the Company has not repurchased any shares of Company Common Stock.

(d)    Section 3.2(d) of the Company Disclosure Schedule sets forth a true, correct and complete list and description of each offering of equity securities (or securities convertible or exchangeable into, or exercisable for, equity securities) of the Company made by the Company within the past five years (all such offerings, whether or not listed in Section 3.2(d) of the Company Disclosure Schedule, a “Company Offering”), including a description of the securities issued, the date of issuance, the amount of shares issued, the use of proceeds and the offering price. The Company has, in connection with each Company Offering, complied in all material respects with all Laws with respect thereto, including all federal and state securities Laws.

(e)    Section 3.2(e) of the Company Disclosure Schedule sets forth a true, correct and complete list of all cash dividends paid by the Company since January 1, 2017, including, for each dividend payment, the per share amount of such dividend, the record date and the payment date.

3.3    Authority; No Violation.

(a)    The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Integrated Mergers and the Bank Merger, have been duly, validly and unanimously approved by the Board of Directors of the Company. The Board of Directors of the Company has (i) determined that the Integrated Mergers, on the terms and conditions set forth in this Agreement, are advisable, fair to and in the best interests of the Company and its shareholders, (ii) adopted this Agreement, (iii) directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for adoption at a duly called and convened meeting of such shareholders, (iv) recommended that the shareholders of the Company adopt this Agreement and the transactions contemplated hereby and (v) adopted a resolution to the foregoing effect. Except for the adoption of this Agreement by the affirmative vote of the holders of at least a majority of the votes of the shares of the Company entitled to vote thereon (the “Requisite Company Vote”), no other corporate proceedings or approvals on the part of the Company are necessary to approve or adopt this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)    Neither the execution and delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby, including the Integrated Mergers and the Bank Merger, nor compliance by the Company with each of the terms and provisions hereof will (i) violate any provision of the Company Certificate or the Company Bylaws or any governing or organizational document of any Company Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) except as set forth in Section 3.3(b)(ii)(y) of the Company Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of this clause (y)) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(c)    The Board of Directors of Company Bank has adopted the Bank Merger Agreement. The Company, as the sole shareholder of Company Bank, has adopted and approved the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by Company Bank and (assuming due authorization, execution and delivery by Parent Bank) constitutes a valid and binding obligation of Company Bank, enforceable against Company Bank in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions).

3.4    Consents and Approvals. Except for (a) the filing of applications, filings, certificates and notices, as applicable, with the NASDAQ and the approval of the listing on the NASDAQ of the shares of Parent Common Stock to be issued as the Merger Consideration pursuant to this Agreement, (b) the filing of applications, filings, certificates and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval or waiver of such applications, filings and notices, (c) the filing of applications, filings, certificates and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger, including filing of the Notice of Consummation with the OCC pursuant to the National Bank Act, and approval of such applications, filings and notices, (d) the filing of applications, filings and notices, as applicable, with the New York Department of Financial Services (the “NYSDFS”) under the Riegle-Neal Interstate Banking and Branching Efficiency Act and such other banking laws as may be required in connection with the Bank Merger, and approval of such applications, filings and notices, (e) the filing with the Securities and Exchange Commission (the “SEC”) of (i) any filings that are necessary under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) the registration statement on Form S-4 in which both the proxy statement relating to the meeting of the Company’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendment or supplement thereto, the “Proxy Statement”) and a prospectus relating to the shares of Parent Common Stock to be issued in the First-Step Merger will be included, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (f) the filing of the Certificate of Merger with the NYDS pursuant to the NYBCL, (g) the filing of the Second-Step Merger Certificates with the Delaware Secretary and the NYDS in accordance with the DGCL and the NYBCL, respectively, (h) the filing of the Bank Merger Certificate and (i) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any court, administrative agency or commission, regulatory agency or other federal, state or foreign governmental authority or instrumentality or any self-regulatory organization (each, a “Governmental Entity”) or any other third party are necessary in connection with (A) the execution and delivery by the Company of this Agreement, (B) the consummation by the Company of the Integrated Mergers and the other transactions contemplated hereby, (C) the execution and delivery by Company Bank of the Bank Merger Agreement or (D) the consummation by Company Bank of the Bank Merger.

3.5    Reports. The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2016 with any Governmental Entity, and have paid in full all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 3.5 of the Company Disclosure Schedule, (i) other than normal examinations and inspections in the ordinary course, no Governmental Entity has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2016, except where such proceedings or investigation would not reasonably be expected to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (ii) there is no unresolved violation, criticism or exception by any Governmental Entity of the Company or any of its Subsidiaries that would reasonably be expected to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2016, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

3.6    Financial Statements.

(a)    The Company has previously made available to Parent a true, correct and complete copy of the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2018 and

December 31, 2017, and the related audited consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for each of the years then ended, together with all related notes and schedules thereto, accompanied by the report thereon of the Company’s independent auditors (collectively referred to as the “Audited Financial Statements”) and the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2019 (the “Most Recent Balance Sheet”), and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows of the Company and its Subsidiaries for the three months ended March 31, 2019 together with all related notes and schedules thereto (together with the Most Recent Balance Sheet, the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (i) were prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods and as of the respective dates therein set forth (subject in the case of the Interim Financial Statements to year-end audit adjustments normal in nature and amount) and (iii) were prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such Financial Statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Crowe LLP, the Company’s independent auditor, has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the Most Recent Balance Sheet (including any notes thereto) and for liabilities incurred in the ordinary course of business since the date of the Most Recent Balance Sheet or in connection with this Agreement and the transactions contemplated hereby.

(c)    The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the Company. The Company (i) keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, and (ii) maintains a system of internal controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since January 1, 2016, there has been no (x) significant deficiency or material weakness in the design or operation of internal controls that is reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (y) fraud, whether or not material, that involves directors, management or other employees who have a significant role in the Company’s internal controls, in each case, disclosed to the Company’s auditors, the audit committee of the Board of Directors of the Company or any Governmental Entity.

(d)    Since January 1, 2016, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or, to the knowledge of the Company, to any director or officer of the Company.

3.7    Broker’s Fees. With the exception of the engagement of Sandler O’Neill + Partners, L.P. (“Sandler”), neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Integrated Mergers or the other transactions contemplated by this Agreement. The Company has disclosed to Parent as of the date hereof the aggregate fees provided for in connection with the engagement by the Company of Sandler related to the Integrated Mergers and the other transactions contemplated hereby.

3.8    Absence of Certain Changes or Events.

(a)    Since December 31, 2018, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)    Since December 31, 2018, except with respect to (i) matters set forth in Section 3.8(b) of the Company Disclosure Schedule and (ii) the transactions contemplated hereby, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

(c)    Since December 31, 2018, except with respect to matters set forth in Section 3.8(c) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries have taken any action or failed to take any action that would have resulted in a breach of Section 5.2 had such act or omission occurred during the period from the date hereof to the Effective Time or the earlier termination of this Agreement in accordance with its terms.

3.9    Legal Proceedings.

(a)    Except as set forth in Section 3.9(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations (i) of any material nature against the Company or any of its Subsidiaries or any of their current or former directors or executive officers or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)    There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets, rights or properties of the Company or any of its Subsidiaries (or that, upon consummation of the Integrated Mergers, would apply to the Surviving Corporation or any of its affiliates), that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.10    Taxes and Tax Returns.

(a)    Each of the Company and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct and complete in all material respects.

(b)    All material Taxes of the Company and its Subsidiaries that are due have been fully and timely paid or adequate reserves therefor have been made in accordance with GAAP on the Financial Statements or Interim Financial Statements of the Company and its Subsidiaries. Each of the Company and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any person. All deficiencies asserted or assessments made as a result of any audit, assessment, claim, examination, investigation or other inquiry relating to Taxes by any Governmental Entity of the Tax Returns of the Company or its Subsidiaries have been fully paid or are being contested in good faith through appropriate proceedings and have been adequately reserved for in accordance with GAAP in the Financial Statements or the Interim Financial Statements.

(c)    Neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since the date of the latest Interim Financial Statements outside of the ordinary course of business.

(d)    Neither the Company nor any of its Subsidiaries has a nexus or Tax presence in any jurisdiction in which it is not currently filing Tax Returns. No claim has been made in writing by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such subsidiary is or may be subject to taxation by that jurisdiction.

(e)    Neither the Company nor any of its Subsidiaries has requested or received any extension of time within which to file any material Tax Return, which Tax Return has not since been filed. No extension or waiver of the limitation period applicable to any material Tax Return of the Company or any of its Subsidiaries has been granted by or requested from the Company or any of its Subsidiaries that is still outstanding.

(f)    The Company and each of its Subsidiaries is, and has been since its respective date of formation, organized or incorporated under the laws of a state or political subdivision of the United States. Neither the Company nor any of its Subsidiaries is or has been subject to Tax in any jurisdiction outside of the United States. Neither the Company nor any Company Subsidiary conducts or has conducted any business or other operations outside of the United States.

(g)    There are no material Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes not yet due and payable.

(h)    Neither the Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Taxes of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries which have not been paid, settled or withdrawn or for which adequate reserves have not been established in accordance with GAAP in the Financial Statements.

(i)    Neither the Company nor any of its Subsidiaries is required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7127 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account in respect of taxable periods ending on or prior to the Closing Date described in Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law); (v) installment sale or open transaction made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; (vii) election made under Section 108(i) of the Code prior to the Closing Date; (viii) application of Section 965 of the Code, including any election made under Section 965(h) of the Code; or (ix) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of the Company from any period ending on or before the Closing Date to any period ending after such date.

(j)    Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which the Company was the common parent) or (ii) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulation section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.

(k)    Except as set forth in Section 3.10(k) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is, or has been since the date of its formation, a party to or a member of any joint venture, partnership, limited liability company, trust or other arrangement or contract which could be treated as a partnership for Tax purposes.

(l)    There is no power of attorney given by or binding upon the Company or any of its Subsidiaries with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired that is currently in effect.

(m)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(n)    The Company is not and has not been, during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(o)    The Company and each of its Subsidiaries have disclosed on their respective federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code. Neither the Company nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1) or any similar provision of state, local or foreign Tax Law.

(p)    Neither the Company nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382(g) of the Code within the past five years.

(q)    As used herein, “Tax” or “Taxes” means (i) all federal, state, local, foreign or other taxes imposed by any Governmental Entity, including all income, gross receipts, license, payroll, employment, escheat, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto and (ii) any amounts described in clause (i) of this definition (x) as a result of being prior to the Closing a member of an affiliated, consolidated, combined, unitary or other similar group, (y) as a result of being prior to the Closing a party to any Tax sharing or Tax allocation agreement or other similar arrangement (other than customary commercial contracts not primarily related to Taxes) or (z) as a result of being liable for another person’s Taxes as a transferee or successor.

(r)    As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11    Employees.

(a)    Section 3.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, employee stock ownership, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which the Company or any Subsidiary is a party or has or could reasonably be expected to have any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of the Company or any of its Subsidiaries.

(b)    The Company has made available to Parent true, correct and complete copies of the following documents with respect to each of the Company Benefit Plans, to the extent applicable: (i)  the plan document (including all amendments thereto) governing such Company Benefit Plan or, if such Company Benefit Plan is not in writing, a written description of all the material terms of such Company Benefit Plan, (ii)  if the Company Benefit Plan is funded through a trust or any other funding arrangement, a copy of such trust of other funding arrangement, (iii) each ERISA summary plan description and summary of material modifications, (iv)  the annual report (Form 5500), if any, filed with the Internal Revenue Service (the “IRS”) for the last three (3) plan years and summary annual reports, with schedules and financial statements attached, (v) the most recently received IRS determination or opinion letter, if any, relating to any Company Benefit Plan, (vi) the most recently prepared actuarial report for each Company Benefit Plan (if applicable) for each of the last three (3) years and (vii) copies of all material non-routine correspondence to and from the IRS, U.S. Department of Labor (the “DOL”) or Pension Benefit Guarantee Corporation (the “PBGC”).

(c)    Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all Laws, including ERISA and the Code. Neither the Company nor any of its Subsidiaries has taken any action to take corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any Company Benefit Plan, and neither the Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)    Section 3.11(d) of the Company Disclosure Schedule sets forth a true, correct and complete list of each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”). The IRS has issued a favorable determination or opinion letter with respect to each Company Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Company Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)    Each Company Benefit Plan that is subject to Section 409A of the Code has been administered and documented in compliance with the requirements of Section 409A of the Code, except where any non-compliance has not and cannot reasonably be expected to result in material liability to the Company or any of its Subsidiaries or any employee of the Company or any of its Subsidiaries.

(f)    No Company Benefit Plan is, and none of the Company, its Subsidiaries nor any Company ERISA Affiliate (as defined below) has at any time during the last six years sponsored, maintained, contributed to or been obligated to contribute to any plan that is, subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the Code. For purposes of this Agreement, the term “Company ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section  4001 of ERISA.

(g)    None of the Company, its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of the Company and its Subsidiaries nor any Company ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part 1 of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h)    Neither the Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i)    All contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, in each case, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company to the extent required by GAAP.

(j)    There are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course of business), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of the Company, no set of circumstances exists that may reasonably be expected to give rise to a claim, lawsuit or arbitration, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans, in each case that could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in any Company Benefit Plan, or any other party.

(k)    None of the Company and its Subsidiaries nor any Company ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries, any Company ERISA Affiliate or any person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)    Except as set forth in Section 3.11(l) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability, delivery or funding of, or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will (i) be an “excess parachute payment” within the meaning of Section 280G of the Code or (ii) require prior approval in accordance with FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments. The Company has made available to Parent true, correct and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(m)    No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise. Neither the Company nor any of its Subsidiaries remain subject to any compensation-related limitations or restrictions imposed by or related to Section 111 of the Emergency Economic Stabilization Act of 2008, as amended.

(n)    There are no pending or, to the knowledge of the Company, threatened material labor grievances or material unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other material labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries and no employees of the Company or any of its Subsidiaries are represented by any labor organization.

(o)    To the knowledge of the Company, no current or former employee or independent contractor of the Company or any of its Subsidiaries is in violation in any material respect of any term of any restrictive covenant obligation, including any non-compete, non-solicit, non-interference, non-disparagement or confidentiality obligation (“Restrictive Covenant”) or any employment or consulting contract, common law nondisclosure obligation, fiduciary duty, or other obligation: (i) to the Company or any of its Subsidiaries or (ii) to a former employer or engager of any such individual relating (A) to the right of any such individual to work for the Company or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(p)    To the knowledge of the Company, no employee of the Company or any of its Subsidiaries with an annual base salary equal to or greater than $100,000 intends to terminate his or her employment relationship.

3.12    Compliance with Applicable Law. The Company and each of its Subsidiaries hold, and have at all times since January 1, 2016 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid in full all fees and assessments due and payable in connection therewith), except where neither the failure to hold nor the cost of obtaining and holding any such license, franchise, permit or authorization (nor the failure to pay any such fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and to the knowledge of the Company no suspension or cancellation of any such license, franchise, permit or authorization is threatened. The Company and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under, any applicable federal, state, local or foreign law, statute, order, constitution, treaty, convention, ordinance, code, decree, rule, regulation, judgment, writ, injunction, policy, permit, authorization or common law or agency requirement (“Laws”) of any Governmental Entity relating to the Company or any of its Subsidiaries, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection

Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Federal Deposit Insurance Corporation Improvement Act, the New York Banking Law and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. The Company Bank has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of the Company or any of its Subsidiaries, or to the knowledge of the Company, any director, officer, employee, agent, representative or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

3.13    Certain Contracts.

(a)    Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral):

(i)    with respect to the employment or service of any independent contractor or consultant involving the payment by the Company of fees to such independent contractor or consultant of fees in excess of $50,000 annually;

(ii)    that, upon the execution or delivery of this Agreement, shareholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in (A) any payment (whether of severance pay or otherwise) becoming due from Parent, the Company, the Surviving Corporation, or any of their respective Subsidiaries to any director, officer, employee or consultant thereof, or (B) any of the benefits thereunder being increased, the vesting of the benefits thereunder being accelerated, or the value of any of the benefits thereunder being calculated on the basis of any of the transactions contemplated by this Agreement;

(iii)    that contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by the Company or any of its affiliates or upon consummation of the Integrated Mergers will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business;

(iv)    that obligates the Company or its Subsidiaries (or, following the consummation of the transactions contemplated hereby, the Surviving Corporation or its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or that grants any person other than the Company or any of its Subsidiaries “most favored nation” status or similar rights;

(v)    to which any affiliate, officer, director or employee of the Company or any of its Subsidiaries is a party or beneficiary (except with respect to loans to, or deposits from, directors,

officers and employees entered into in the ordinary course of business, on commercially reasonable terms and in accordance with all applicable regulatory requirements);

(vi)    that is a material Intellectual Property license or under which the Company or any of its Subsidiaries has licensed to others the right to use any Intellectual Property owned by the Company or any of its Subsidiaries, other than licenses for commercial “off-the-shelf” or “shrink-wrap” software that have not been modified or customized for the Company or its Subsidiaries other than through customization tools made available by the applicable licensor;

(vii)    with or to a labor union or guild (including any collective bargaining agreement);

(viii)    that relates to the incurrence of indebtedness by the Company or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the FHLB and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business) in the principal amount of $250,000 or more, including any sale and leaseback transactions, capitalized leases or other similar financing transactions;

(ix)    that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries;

(x)    that provides any rights to shareholders of the Company, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the Company’s or any of its Subsidiary’s Board of Directors;

(xi)    that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $80,000 per annum (other than any such contracts, arrangements, commitments or understandings, which are terminable by the Company or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice);

(xii)    that includes an indemnification obligation of the Company or any of its Subsidiaries with a maximum potential liability in excess of $80,000;

(xiii)    with respect to any partnership or joint venture;

(xiv)    that limits the payment of dividends by the Company or any of its Subsidiaries;

(xv)    relating to the acquisition or disposition of any branch or business (whether by merger, sale of stock, sale of assets or otherwise) or any material amount of assets, in each case, (A) entered into within the last three (3) years or (B) under which the Company or any of its Subsidiaries has any outstanding materiel obligation or right; or

(xvi)     that involves aggregate payments or receipts by or to the Company or any of its Subsidiaries in excess of $50,000 in any twelve-month period, other than those terminable by the Company (A) by providing notice to its counterparty no later than the sixtieth (60th) day prior to the effective date of such termination and (B) without payment by the Company or any Subsidiary of the Company of any material fee or other payment.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract”, and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any material violation of any Company Contract by any of the other parties thereto.

(b)    The Company has made available to Parent a true, correct and complete copy of each written Company Contract and each written amendment to any Company Contract. Section 3.13(b) of the Company Disclosure Schedule sets forth a true, correct and complete description of any oral Company Contract and any oral amendment to any Company Contract.

(c)    Each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and is in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Each Company Contract is enforceable against the Company or the applicable Subsidiary and, to the knowledge of the Company, the counterparty thereto (except as may be limited by the Enforceability Exceptions). The Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Company Contract. To the knowledge of the Company, each third-party counterparty to each Company Contract has in all material respects performed all obligations required to be performed by it under such Company Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract.

3.14    Agreements with Governmental Entities. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been, since January 1, 2016, a recipient of any supervisory letter from, or, since January 1, 2016, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised, since January 1, 2016, by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement. The Company and its Subsidiaries are in compliance in all material respects with each Company Regulatory Agreement to which it is a party or is subject. The Company and its Subsidiaries have not received any notice from any Governmental Entity indicating that the Company or its Subsidiaries is not in compliance in any material respect with any Company Regulatory Agreement.

3.15    Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements (each, a “Derivative Contract”), whether entered into for the account of the Company, any of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Governmental Entity and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable against the Company or its applicable Subsidiary and, to the knowledge of the Company, the counterparty thereto, in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. The Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations under each Derivative Contract to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. Each such Derivative Contract has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP consistently applied. Each Derivative Contract is evidenced by customary and appropriate documentation (including an ISDA master agreement and long-form confirmation).

3.16    Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance, and have complied, with all Laws relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance or (c) indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of the Company, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against the Company, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of understanding by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

3.17    Investment Securities and Commodities.

(a)    Each of the Company and its Subsidiaries has good and valid title to all securities and commodities owned by it (except those sold under repurchase agreements as reflected in the Financial Statements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are carried on the books of the Company at values determined in accordance with GAAP in all material respects.

(b)    The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that the Company believes in good faith are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, the Company has made available to Parent the terms of such policies, practices and procedures.

3.18    Real Property.

(a)    Section 3.18(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all of the real property owned by the Company and its Subsidiaries (collectively, the “Owned Real Property”). The Company has good and marketable title to all the Owned Real Property (except properties sold or otherwise disposed of in accordance with Sections 5.1 and 5.2), free and clear of all Liens (except statutory Liens securing payments not yet due, Liens for real property Taxes not yet due and payable, easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”).

(b)    Section 3.18(b) of the Company Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all of the real estate leases, subleases, licenses and occupancy agreements (together with any amendments, modifications, supplements, replacements, restatements and guarantees thereof or thereto, including any oral amendments) to which the Company or any of its Subsidiaries is a party with respect to all real property leased, subleased, licensed or otherwise used or occupied by the Company or any of its Subsidiaries on the date hereof (collectively, the “Leased Real Property”), whether in the Company’s or any of its Subsidiaries’ capacity as lessee, sublessee, licensee, lessor, sublessor, or licensor, as the case may be (the “Real Estate Leases”). The Company or its Subsidiaries has valid leasehold interests in the Leased Real Property, free and clear of all Liens, except Permitted Encumbrances. Each Real Estate Lease is (i) valid, binding and in full force and effect without material default thereunder by the lessee or, to the knowledge of the Company, the lessor, and (ii) enforceable against the Company or the applicable Subsidiary and, to the knowledge of the Company, the counterparty thereto (except as may be limited by the Enforceability Exceptions). The Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Real Estate Lease, and to the knowledge of the Company, each counterparty to each Real Estate Lease has in all material respects performed all obligations required to be performed by it under such Real Estate Lease, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Real Estate Lease. The Company has made available to Parent a true, correct and complete copy of each written Real Estate Lease and each written amendment to any Real Estate Lease.

(c)    Neither the Company nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any person a right to use or occupy all or any portion of any Owned Real Property or Leased Real Property. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against the Owned Real Property or Leased Real Property.

3.19    Intellectual Property; Company Systems.

(a)    The Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) (A) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any Company Subsidiary acquired the right to use any Intellectual Property, and (B) no person has asserted to the Company that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (ii) no person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries and (iii) neither the Company nor any Company Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by the Company or any Company Subsidiary, and the Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by the Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

(b)    The computer, information technology and data processing systems, facilities and services used by the Company or any Company Subsidiary, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Company Systems”), are reasonably sufficient for the conduct of the respective businesses of the Company and the Company Subsidiaries as currently conducted and the Company Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations reasonably necessary for the operation of the respective businesses of the Company and the Company Subsidiaries as currently conducted, in each case, except for such failures to be reasonably sufficient or in sufficiently good working condition that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, to the knowledge of the Company, since January 1, 2016, no third party has gained unauthorized access to any Company Systems owned or controlled by the Company or any of the Company Subsidiaries. The

Company and the Company Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards (i) to protect the Company Systems from unauthorized access and from disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials and (ii) that are designed for the purpose of reasonably mitigating the risks of cybersecurity breaches and attacks. Each of the Company and the Company Subsidiaries has in all material respects implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of the Company and the Company Subsidiaries.

(c)    Each of the Company and the Company Subsidiaries has (i) complied in all material respects with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To the knowledge of the Company, since January 1, 2016, there has been no material loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Company or any of the Company Subsidiaries.

3.20    Related Party Transactions. Except as set forth in Section 3.20 of the Company Disclosure Schedule, and other than deposit relationships with Company Bank entered into in the ordinary course of business, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, agreements, arrangements or understandings between (a) the Company or any of its Subsidiaries, on the one hand, and (b) (x) (i) any current or former director, president, vice president in charge of a principal business unit, division or function (such as sales, administration or finance), or other officer or person who performs a policy-making function, in each case of the Company or any of its Subsidiaries or (ii) any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock or (y) any affiliate or immediate family member of any person referenced in clause (x), on the other hand.

3.21    Takeover Statute. No “moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested shareholder,” “affiliate transactions” or similar provision of any state anti-takeover Law (any such laws, “Takeover Statutes”) is applicable to this Agreement, the Integrated Mergers or any of the other transactions contemplated by this Agreement under any Law.

3.22    Reorganization. Neither the Company nor any of its Subsidiaries has taken any action, nor, to the knowledge of the Company, are there any facts or circumstances, that could reasonably be expected to prevent the Integrated Mergers from being treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23    Opinion. Prior to the execution of this Agreement, the Board of Directors of the Company has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Sandler to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24    Company Information. The information relating to the Company, its Subsidiaries and its and their respective directors and officers to be contained in the Proxy Statement and the S-4 and the information relating to the Company and its Subsidiaries that is provided by the Company or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.25    Loan Portfolio.

(a)    As of the date hereof, except as set forth in Section 3.25(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which the Company or any of its Subsidiaries is a creditor and that, as of March 31, 2019, had an outstanding balance of $100,000 or more and under the terms of which the obligor was, as of March 31, 2019, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of the Company or any of its Subsidiaries, or to the knowledge of the Company, any affiliate of any of the foregoing. Set forth in Section 3.25(a) of the Company Disclosure Schedule is a true, correct and complete list of (iii) all of the Loans of the Company and its Subsidiaries that, as of March 31, 2019, were classified by the Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (iv) each asset of the Company or any of its Subsidiaries that, as of March 31, 2019, is classified as “Other Real Estate Owned” and the book value thereof.

(b)    Set forth in Section 3.25(b) of the Company Disclosure Schedule is a true, correct and complete list, as of March 31, 2019, of each Loan of the Company or any of its Subsidiaries that is structured as a participation interest in a Loan originated by another person (each, a “Loan Participation”), including with respect to each such Loan Participation, the originating lender of the related Loan, the outstanding principal balance of the related Loan, the amount of the outstanding principal balance represented by the Loan Participation and the identity of the borrower of the related Loan.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, Material Adverse Effect on the Company, each Loan of the Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, (except as may be limited by the Enforceability Exceptions).

(d)    Each outstanding Loan of the Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes and other credit and security documents, the written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all Laws.

(e)    None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f)    There are no outstanding Loans made by the Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of the Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g)    Neither the Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2016, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

3.26    Insurance. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts that management of the Company reasonably determined to be prudent, sufficient and consistent with industry practice, and the Company and its Subsidiaries are in compliance in all material respects with their insurance policies, each of which is listed in Section 3.26 of the Company Disclosure Schedule, and are not in default under any term thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27    Cybersecurity. On a regular basis, and in addition to internal reviews and monitoring, the Company engages an independent third party to conduct an examination and review of the Company Systems for the purpose of identifying any deficiencies, weaknesses or vulnerabilities. Based on these reviews, and to the knowledge of the Company, there has not been and/or are not present in the Company Systems: unauthorized access, disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials.

3.28    No Other Representations or Warranties.

(a)    Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Parent or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)    The Company acknowledges and agrees that neither Parent nor any other person has made or is making any express or implied representation or warranty with respect to Parent, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except (a) as disclosed in the disclosure schedule delivered by Parent to the Company concurrently herewith (the “Parent Disclosure Schedule”); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on Parent and (iii) any disclosures made in the Parent Disclosure Schedule with respect to a section of this

Article IV shall be deemed to qualify any other section of this Article IV (A) specifically referenced or cross-referenced in such disclosure and (B) to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other section of this Article IV, or (b) as disclosed in any Parent Reports publicly filed by Parent after December 31, 2018 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent hereby represents and warrants to the Company as follows:

4.1    Corporate Organization.

(a)    Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered with the Federal Reserve Board as a bank holding company under the BHC Act. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. True, correct and complete copies of the Parent Certificate and the Parent Bylaws, as in effect as of the date of this Agreement, have previously been made available by Parent to the Company.

(b)    Parent Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. The deposits of Parent Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination of such insurance are pending or threatened. Parent Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein. Each Subsidiary of Parent (a “Parent Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under Law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and (iii) has all requisite company, partnership or corporate (as applicable) power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Parent Subsidiary to pay dividends or distributions except, in the case of a Parent Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.

(c)    Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. True and complete copies of the Merger Sub Certificate and Merger Sub Bylaws, as in effect as of the date of this Agreement, have previously been made available by Parent to the Company.

4.2    Capitalization.

(a)    The authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, $0.01 par value, of which no shares of preferred stock are issued or outstanding. As of the date of this Agreement, there are (i) 51,121,789 shares of Parent Common Stock issued and outstanding, (ii) 768,418 shares of Parent Common Stock held in treasury, (iii) 2,480,916 shares of Parent Common Stock reserved for issuance in respect of awards of restricted Parent Common Stock (“Parent Restricted Stock Awards”) or upon the exercise of stock options granted under Parent’s 2011 Stock Incentive Plan, Parent’s 2006 Stock Incentive Plan, the Sun Bancorp, Inc. Omnibus Stock Incentive Plan, the Sun Bancorp, Inc. 2010 Stock Based-Incentive Plan, the Sun Bancorp, Inc. 2004 Stock Based-Incentive Plan, the Cape Bancorp, Inc. 2008 Equity Incentive Plan, the Colonial Financial Services, Inc. 2011 Equity Incentive Plan, the Ocean Shore Holding Co. 2005 Equity Incentive Plan or the Ocean Shore Holding Co. 2010 Incentive Plan, as applicable (such stock options, together with the Parent Restricted Stock Awards, the “Parent Equity Awards”), (iv) 27,339 shares of Parent Common Stock reserved for issuance upon the exercise of warrants assumed in connection with the acquisition of Colonial American Bank and (v) no other shares of capital stock or equity or voting securities of Parent issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Parent may vote. Other than the Parent Equity Awards issued prior to the date of this Agreement, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Parent Common Stock or other equity interests of Parent.

(b)    There are 200 shares of Merger Sub Common Stock issued and outstanding.

(c)    Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Parent Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Parent Bank, as provided under 12 U.S.C. § 55 or any comparable provision of applicable federal or state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3    Authority; No Violation.

(a)    Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Integrated Mergers, have been duly and validly approved by the Board of Directors of Parent. No other corporate proceedings or approvals on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions). The shares of Parent Common Stock to be issued in the First-Step Merger have been validly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and no current or past stockholder of Parent will have any preemptive right or similar rights in respect thereof.

(b)    None of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby, the consummation by Parent Bank of the Bank Merger and compliance by Parent with any of the terms or provisions hereof will (i) violate any provision of the Parent Certificate or the Parent Bylaws or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any Law applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of this clause (y)) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

(c)    The Board of Directors of Parent Bank has adopted the Bank Merger Agreement. Parent, as the sole shareholder of Parent Bank, has adopted and approved the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by Parent Bank and (assuming due authorization, execution and delivery by Company Bank) constitutes a valid and binding obligation of Parent Bank, enforceable against Parent Bank in accordance with its terms (except in all cases on such enforceability may be limited by the Enforceability Exception).

4.4    Consents and Approvals. Except for (a) the filing of applications, filings, certificates and notices, as applicable, with the NASDAQ and the approval of the listing on the NASDAQ of the shares of Parent Common Stock to be issued pursuant to this Agreement, (b) the filing of applications, filings, certificates and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval or waiver of such applications, filings and notices, (c) the filing of applications, filings, certificates and notices, as applicable, with the OCC in connection with the Bank Merger, including filing of the Notice of Consummation with the OCC pursuant to the National Bank Act, and approval of such applications, filings and notices, (d) the filing of applications, filings and notices, as applicable, with the NYSDFS under the Riegle-Neal Interstate Banking and Branching Efficiency Act and such other banking laws as may be required in connection with the Bank Merger, and approval of such applications, filings and notices, (e) the filing with the SEC of (i) any filings that are necessary under applicable requirements of the Exchange Act and (ii) the S-4 and declaration of effectiveness of the S-4, and (f) the filing of the Certificate of Merger with the NYDS pursuant to the NYBCL, (g) the filing of the Second-Step Merger Certificates with the Delaware Secretary and the NYDS in accordance with the DGCL and the NYBCL, respectively, (h) the filing of the Bank Merger Certificate and (i) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity or any other third party are necessary in connection with (A) the execution and delivery by Parent or Merger Sub of this Agreement, (B) the consummation by Parent or Merger Sub of the Integrated Mergers and the other transactions contemplated hereby, (C) the execution and delivery by Parent Bank of the Bank Merger Agreement or (D) the consummation by Parent Bank of the Bank Merger.

4.5    Reports. Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2016 with any Governmental Entity, and have paid in full all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Except for normal examinations or inspections conducted by a Governmental Entity in the ordinary course of business of Parent and its Subsidiaries, (a) no Governmental Entity has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2016, except where such proceedings or investigation would not reasonably be expected to be, either individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, (b) there is no unresolved violation, criticism or exception by any Governmental Entity of Parent or any of its Subsidiaries that would reasonably be expected to be, either individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, and (c) there have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries since January 1, 2016, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.6    Financial Statements.

(a)    The consolidated financial statements of Parent and its Subsidiaries included in (x) Parent’s Annual Report on Form 10-K for the year ended December 31, 2018 and (y) Parent’s Quarterly Report on Form 10-Q for the three month period ended March 31, 2019 (including, in each case, the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of the financial statements referenced in clause (y) above to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019 (including any notes thereto) and for liabilities incurred in the ordinary course of business since March 31, 2019, or in connection with this Agreement and the transactions contemplated hereby.

(c)    The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. As of the date of this Agreement, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)    Since January 1, 2016, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or, to the knowledge of Parent, to any director or officer of Parent.

4.7    Broker’s Fees. With the exception of the engagement of Piper Jaffray & Co., neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Integrated Mergers or the other transactions contemplated by this Agreement.

4.8    Absence of Certain Changes or Events. Since December 31, 2018, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.9    Legal Proceedings.

(a)    Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations (i) of any nature against Parent or any Parent Subsidiary or any of its or their current directors or executive officers which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)    There is no injunction, order, judgment, decree or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets, rights or properties of Parent or any of its Subsidiaries (or that, upon consummation of the Integrated Mergers, would apply to Parent or any of its affiliates) that would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

4.10    Taxes and Tax Returns.

(a)    Each of Parent and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct and complete in all material respects.

(b)    All material Taxes of Parent and its Subsidiaries that are due have been fully and timely paid or adequate reserves therefor have been made in accordance with GAAP on the financial statements included in the Parent Reports. Each of Parent and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any person.

(c)    There are no material Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Liens for Taxes not yet due and payable.

(d)    Neither Parent nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations or other proceedings regarding any material Taxes of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries which have not been paid, settled or withdrawn or for which adequate reserves have not been established in accordance with GAAP in the most recent financial statements of Parent included in the Parent Reports.

4.11    Employees.

(a)    For purposes of this Agreement, “Parent Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, employee stock ownership, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which Parent or any Subsidiary is a party or has or could reasonably be expected to have any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by Parent or any of its Subsidiaries for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of Parent or any of its Subsidiaries.

(b)    Each Parent Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all Laws, including ERISA and the Code.

(c)     With respect to each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Parent Qualified Plans”), the IRS has issued a favorable determination or opinion letter with respect to each Parent Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Parent, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Parent Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any Parent Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(d)    No Parent Benefit Plan is, and none of Parent, its Subsidiaries nor any Parent ERISA Affiliate (as defined below) has at any time during the last six years sponsored, maintained, contributed to or been obligated to contribute to any plan that is, subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the Code. For purposes of this Agreement, the term “Parent ERISA Affiliate” means any trade or business, whether or not incorporated, that together with Parent would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

(e)    None of Parent, its Subsidiaries nor any Parent ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a Multiemployer Plan or a Multiple Employer Plan, and none of Parent and its Subsidiaries nor any Parent ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part 1 of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(f)    There are no pending or, to the knowledge of Parent, threatened material labor grievances or material unfair labor practice claims or charges against Parent or any of its Subsidiaries, or any strikes or other material labor disputes against Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Parent or any of its Subsidiaries and, to the knowledge of Parent, there are no organizing efforts by any union or other group seeking to represent any employees of Parent or any of its Subsidiaries and no employees of Parent or any of its Subsidiaries are represented by any labor organization.

4.12    SEC Reports. Parent has previously made available to the Company a true, correct and complete copy of each communication mailed by Parent to its stockholders since January 1, 2016. No such communication or any final registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished to the SEC since January 1, 2016 by Parent pursuant to the Securities Act or the Exchange Act (the “Parent Reports”) as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2016, as of their respective dates, all Parent Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Parent Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Parent Reports. No representation or warranty is made herein by Parent with respect to any information of or supplied by the Company and contained in the S-4.

4.13    Compliance with Applicable Law. Parent and each of its Subsidiaries hold, and have at all times since January 1, 2016 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid in full all fees and assessments due and payable in connection therewith), except where neither the failure to hold nor the cost of obtaining and holding any such license, franchise, permit or authorization (nor the failure to pay any such fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, and, to the knowledge of Parent, no suspension or cancellation of any such license, franchise, permit or authorization is threatened. Parent and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under, any Laws, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Federal Deposit Insurance Corporation Improvement Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Parent Bank has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of Parent or any of its Subsidiaries, or to the knowledge of Parent, any director, officer, employee, agent, representative or other person acting on behalf of Parent or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Parent or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, (d) established or maintained any unlawful fund of monies or other assets of Parent or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Parent or any of its Subsidiaries or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Parent or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

4.14    Agreements with Governmental Entities. Except as set forth on Section 4.14 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been, since January 1, 2016, a recipient of any supervisory letter from, or, since January 1, 2016, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised, since January 1, 2016, by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement. Parent and its Subsidiaries are in compliance in all material respects with each Regulatory Agreement to which it is a party or is subject. Parent and its Subsidiaries have not received any notice from any Governmental Entity indicating that Parent or its Subsidiaries is not in compliance in any material respect with any Regulatory Agreement.

4.15    Reorganization. Parent has not taken any action, and is not aware of any fact or circumstance, that could reasonably be expected to prevent the Integrated Mergers from being treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

4.16    Parent Information. The information relating to Parent, its Subsidiaries and its and their respective directors and officers to be contained in the Proxy Statement and the S-4 and the information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.17    Environmental Matters. There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of Parent, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Parent or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Parent, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent. To the knowledge of Parent, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent. Parent is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of understanding by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.18    No Other Representations or Warranties.

(a)    Except for the representations and warranties made by Parent in this Article IV, neither Parent nor any other person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other person makes or has made any representation or warranty to the Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Parent in this Article IV, any oral or written information presented to the Company or any of its affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)    Parent acknowledges and agrees that neither the Company nor any other person has made or is making any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1    Conduct of Business of the Company Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated by this Agreement (including as set forth in the Company Disclosure Schedule), required by Law or as consented to in writing by Parent, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees, independent contractors and advantageous customer and other business relationships and (c) take no action that would reasonably be expected to prevent or adversely affect or delay (x) the parties’ ability to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to consummate the transactions contemplated hereby on a timely basis or (y) performance by the Company or its Subsidiaries of its and their covenants and agreements hereunder.

5.2    Company Forbearances. During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated by this Agreement (including as set forth in the Company Disclosure Schedule), as required by Law or as consented to in writing by Parent, which consent shall not unreasonably be withheld, the Company shall not, and shall not permit any of its Subsidiaries to:

(a)    other than in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of the Company or any of its wholly-owned Subsidiaries to the Company or any of its other Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)

(i)    adjust, split, combine or reclassify any capital stock;

(ii)    make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends at a rate not in excess of $400 per share of Company Common Stock and with record and payment dates occurring at intervals and time periods consistent with past practice and (B) dividends paid by any of the Subsidiaries of the Company to the Company or any of its other wholly-owned Subsidiaries);

(iii)    grant any stock options, stock appreciation rights, performance shares, restricted stock units, deferred stock units, shares of restricted stock or other equity or equity-based awards or interests or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)    issue, sell or otherwise permit to become outstanding (including by issuing any shares of Company Common Stock that are held as “treasury shares” as of the date of this Agreement) any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of capital stock;

(c)    sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any individual, corporation or other entity other than a wholly-owned Subsidiary of the Company, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case, other than in the ordinary course of business;

(d)    except for transactions in the ordinary course of business, make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of the Company;

(e)    purchase any bank owned life insurance;

(f)    terminate, materially amend, or waive any material provision of, any Company Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or any material lease or contract, other than normal renewals of contracts and leases in the ordinary course of business and without material adverse changes of terms with respect to the Company, or enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;

(g)    except as required under the terms of any Company Benefit Plan existing as of the date hereof and set forth in Section 3.11(a) of the Company Disclosure Schedule, or as set forth in Section 5.2(g) of the Company Disclosure Schedule, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, practice, policy, contract or arrangement for the benefit or welfare of any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), (ii) amend (whether in writing or through the interpretation of) any Company Benefit Plan, (iii) increase the compensation or benefits payable to any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), except for annual base salary or wage increases in the ordinary course of business to which Parent consents in writing, which consent shall not unreasonably be withheld, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant any equity or equity-based awards or other compensation, (vi) negotiate or enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose annual base salary (or annual base compensation, in the case of any independent contractor or consultant) is equal to or greater than $75,000, other than for cause (as determined in the ordinary course of business), (ix) hire or promote any officer or any employee, independent contractor or consultant whose annual base salary (or annual base compensation, in the case of any independent contractor or consultant) is equal to or greater than $75,000, other than in connection with the replacement of such an officer, employee, independent contractor or consultant, and as consented to in writing by Parent, which consent shall not unreasonably be withheld, or (x) waive, release or limit any Restrictive Covenant obligation of any current or former officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries;

(h)    settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $75,000, individually or in the aggregate, and that would not impose any material restriction on the business of the Company or its Subsidiaries or the Surviving Corporation;

(i)    take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

(j)    amend the Company Certificate, Company Bylaws or comparable governing or organizational document of any of its Subsidiaries;

(k)    merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Subsidiaries;

(l)    materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;

(m)    take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Integrated Mergers set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement;

(n)    implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(o)    (i) enter into any new line of business or (ii) make any loans or extensions of credit or grant additional credit to a current borrower, except in the ordinary course of business; provided that any individual unsecured loan or unsecured extension of credit or grant of additional unsecured credit, in each case, in excess of $100,000 that is not as of the date of this Agreement approved and committed (a schedule of which approved and committed loans has been made available to Parent) or any individual secured loan or secured extension of credit or grant of additional secured credit, in each case, in excess of $5,000,000 that is not as of the date of this Agreement approved and committed (a schedule of which approved and committed loans has been made available to Parent) shall require the prior written approval of the Chief Credit Officer of Parent (or such other officer of Parent set forth in Section 5.2(o)(ii) of the Parent Disclosure Schedule), which approval or rejection shall be given in writing (e-mail to suffice) within two (2) business days after the loan package is delivered by email or other written form of delivery to such individual or it shall be deemed approved;

(p)    make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, buying or selling rights to service Loans, (ii) investment, deposit pricing, risk and asset liability management or other banking and operating matters (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof) or (iii) hedging, in each case, except as required by Law or requested by a Governmental Entity;

(q)    make, or commit to make, any capital expenditures, except for capital expenditures in the ordinary course of business in amounts not exceeding $25,000 individually or $100,000 in the aggregate;

(r)    make, change or revoke any Tax election, adopt or change any Tax accounting method, file any amended Tax Return, settle or compromise any Tax Liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment, grant any power of attorney with respect to material Taxes, surrender any right to claim a refund of material Taxes, enter into any closing agreement with respect to any material Tax or refund or amend any material Tax Return;

(s)    make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries;

(t)    materially reduce the amount of insurance coverage or fail to renew any material existing insurance policy, in each case, with respect to the key employees, properties or assets of the Company or any of its Subsidiaries; or

(u)    agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3    Parent Forbearances. During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated by this Agreement (including as set forth in the Parent Disclosure Schedule), as required by Law or as consented to in writing by the Company (such consent not to be unreasonably withheld), Parent shall not, and shall not permit any of its Subsidiaries to:

(a)    amend the Parent Certificate or Parent Bylaws in a manner that would adversely affect the economic benefits of the Integrated Mergers to the holders of Company Common Stock;

(b)    (i) adjust, split, combine or reclassify any capital stock of Parent, or (ii) make, declare or pay any dividend, or make any other distribution on, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except regular quarterly cash dividends or dividends paid by any of the Subsidiaries of Parent to Parent or any of its wholly-owned Subsidiaries);

(c)    take any action that is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Integrated Mergers set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement;

(d)    take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

(e)    take any action that is intended to, would or would be reasonably likely to prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Laws; or

(f)    agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

5.4     Tax-free Reorganization. Each of Parent, Merger Sub and the Company shall cause the appropriate officers of Parent, Merger Sub and the Company to execute and deliver to Skadden and to Luse Gorman, PC (“Luse Gorman”), respectively, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including the effective date of the S-4 and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Integrated Mergers.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1    SEC Filings; Regulatory Matters.

(a)    Parent and the Company shall promptly prepare, and Parent shall promptly file with the SEC, the S-4 (in which the Proxy Statement of the Company and prospectus of Parent will be included), no later than the 30th business day after the date of this Agreement. Each of Parent and the Company shall cooperate in respect of the form and content of any other communication with shareholders of the Company. Each of Parent and the Company shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail or deliver the Proxy Statement to its shareholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. The Company shall furnish to Parent all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any action contemplated by this Section 6.1.

(b)    The parties hereto shall cooperate with each other and use their respective reasonable best efforts to promptly (and, in the case of the regulatory applications to the Federal Reserve Board, the OCC and the NYSDFS, within thirty (30) business days after the date of this Agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Integrated Mergers and the Bank Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement (including the Integrated Mergers). In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. The parties’ obligations under this Section 6.1(b) are, in each case, subject to Laws relating to the exchange of information (including with respect to confidential supervisory information) and subject to necessary redactions relating to confidential or sensitive information. Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require Parent or the Company to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have a material adverse effect (measured on a scale relative to the Company) on any of Parent, the Company or the Surviving Corporation, after giving effect to the Integrated Mergers (a “Materially Burdensome Regulatory Condition”).

(c)    Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and shareholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Integrated Mergers and the Bank Merger and the other transactions contemplated by this Agreement.

(d)    Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any Requisite Regulatory Approval will be materially delayed or conditioned. As used herein, “Requisite Regulatory Approvals” means (i) all regulatory authorizations, consents, permits, orders or approvals from the Federal Reserve Board, the OCC or NYSDFS and (ii) any other approvals set forth in Sections 3.4 and 4.4, in each case (x) that are necessary to consummate the transactions contemplated by this Agreement (including the Integrated

Mergers and the Bank Merger) or (y) the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

6.2    Access to Information; Confidentiality.

(a)    Upon reasonable notice and subject to Law, the Company, for the purposes of enabling Parent to verify the representations and warranties of the Company and to prepare for the Integrated Mergers and the other matters contemplated by this Agreement, shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of Parent, access, during normal business hours during the period from the date of this Agreement to the Effective Time, to all of the Company’s properties, books, contracts, commitments, personnel, information technology systems, Tax Returns and related work papers and records reasonably requested by Parent. The Company shall cooperate with Parent in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, the Company shall, and shall cause its Subsidiaries to, promptly make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by the Company during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which the Company is not permitted to disclose under Law) and (ii) all other information concerning the Company’s business, properties and personnel as Parent may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Company’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Company will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)    The Company shall promptly (and in any event, not later than two (2) business days after first delivered or made available to the Board of Directors of the Company or Company Bank) provide (or cause to be provided) to Parent copies of any regularly prepared materials for the Board of Directors of the Company or Company Bank, including monthly financial statements and other regular monthly reports so provided to the Board of Directors of the Company or Company Bank; provided that the Company and Company Bank may redact (i) board and committee minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter the Company reasonably determines should be treated as confidential and (ii) any information prior to providing such materials to Parent to the extent that any such information is subject to the attorney-client privilege or work product doctrine.

(c)    Parent shall hold all information furnished by or on behalf of the Company or its Representatives pursuant to Sections 6.2(a) and 6.2(b) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated March 1, 2019, between Parent and the Company (the “Confidentiality Agreement”).

(d)    No investigation (or discovery or receipt of information) by any party hereto or their respective Representatives shall affect or be deemed to modify or waive any representation, warranty, covenant or other agreement of the other parties set forth herein or the conditions to any party’s obligation to consummate the transactions contemplated hereby. Nothing contained in this Agreement shall give any party hereto, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3    Company Shareholders’ Approval.

(a)    The Company shall establish a record date for, call, give notice of, convene and hold a meeting of its shareholders (the “Company Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining (i) the Requisite Company Vote required in connection with this Agreement and the First-Step Merger and (ii) if so desired and mutually agreed by the parties, the approval of other matters of the type customarily brought before a special meeting of shareholders to approve a merger agreement or otherwise approve the transactions contemplated hereby.

(b)    Subject to Section 6.3(c), the Board of Directors of the Company shall (i) recommend to its shareholders the adoption of this Agreement, the First-Step Merger and the other transactions contemplated hereby (the “Company Recommendation”), (ii) include the Company Recommendation in the Proxy Statement, (iii) use its reasonable best efforts to obtain from the shareholders of the Company the Requisite Company Vote, including by communicating to its shareholders the Company Recommendation and (iv) not withhold, withdraw, qualify or modify, or propose publicly to withhold, withdraw, qualify or modify, in a manner adverse to Parent, the Company Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation, or submit this Agreement to the Company’s shareholders for a vote without the Company Recommendation.

(c)    Subject to Section 8.1 and Section 8.2, if the Board of Directors of the Company, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would be a violation of its fiduciary duties under Law to continue to recommend this Agreement, then in submitting this Agreement to the Company’s shareholders, the Board of Directors of the Company may (but shall not be required to) submit this Agreement to the Company’s shareholders without, or with a recommendation adverse to, the Company Recommendation (a “Company Adverse Recommendation Change”) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of the Company may communicate the basis for the Company Adverse Recommendation Change to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by Law; provided that the Board of Directors of the Company may not take any action under this Section 6.3(c) unless (i) such action is taken in response to an Acquisition Proposal and such Acquisition Proposal (x) did not result from a breach by the Company of Section 6.13 and (y) constitutes a Superior Proposal; (ii) the Company gives Parent at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action (including its basis for determining that such Acquisition Proposal constitutes a Superior Proposal (including the latest material terms and conditions of, and the identity of the third party making, the Acquisition Proposal, or any amendment or modification thereof)); (iii) during such three (3) business day period, the Company has considered and negotiated (and has caused its Representatives to consider and negotiate) with Parent in good faith (to the extent Parent desires to so negotiate) regarding any adjustments or modifications to the terms and conditions of this Agreement proposed by Parent; and (iv) at the end of such notice period, the Board of Directors of the Company takes into account any amendment or modification to this Agreement proposed by Parent (it being understood that Parent shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, again determines in good faith that it would nevertheless result in a violation of its fiduciary duties under Law to continue to recommend this Agreement and that such Acquisition Proposal constitutes a Superior Proposal. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3(c) and will require a new determination and notice period as referred to in this Section 6.3(c).

(d)    The Company shall adjourn or postpone the Company Meeting if, (i) as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting or (ii) on the date of the Company Meeting, the Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote; provided that, from and after such time, if any, that (in response to an Acquisition Proposal that has been received by the Company and that has been publicly disclosed or otherwise become public) the Company makes a Company Adverse Recommendation Change that is permitted by Section 6.3(c), the Company thereafter shall not be so required to adjourn or postpone the Company Meeting more than two (2) times following such time. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and this Agreement shall be submitted to the shareholders of the Company at the Company Meeting for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve the Company of such obligation, including if the Company makes a Company Adverse Recommendation Change.

6.4    Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Integrated Mergers and the Bank Merger and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement (including the Integrated Mergers and the Bank Merger) and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, permit, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Integrated Mergers, the Bank Merger or any other transaction contemplated by this Agreement.

6.5    Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the First-Step Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.6    Employee Matters.

(a)    During the period commencing at the Effective Time and ending on the first anniversary thereof, Parent shall, or shall cause Parent Bank to, provide the employees of the Company and its Subsidiaries who continue to be employed by Parent or its Subsidiaries (including Parent Bank) immediately following the Effective Time (the “Continuing Employees”), while employed by Parent or its Subsidiaries after the Effective Time, with base salaries, wages and employee benefits that are substantially comparable in the aggregate to the base salaries, wages and employee benefits provided to similarly situated employees of Parent and its Subsidiaries; provided that Parent may satisfy its obligation under this Section 6.6(a) by providing or causing Parent Bank to provide such Continuing Employees with base salaries, wages and employee benefits that are substantially comparable in the aggregate to the base salaries, wages and employee benefits provided by the Company or its Subsidiaries to such Continuing Employees immediately prior to the Effective Time.

(b)    At the Effective Time, Parent shall, or shall cause Parent Bank, to assume and honor all Company Benefit Plans in accordance with their terms, including terms related to the termination and amendment thereof. Any Continuing Employee whose employment is terminated by Parent or Parent Bank (other than for cause) during the period specified in Section 6.6(b) of the Company Disclosure Schedule and who is not a party to an agreement or contract providing severance payments will, in the manner set forth on Section 6.6(b) of the Company Disclosure Schedule, be eligible to receive severance benefits under, and subject to the terms and conditions of, the severance plan or policy set forth on Section 6.6(b) of the Company Disclosure Schedule if such employee enters into a separation and release agreement providing for, among other things, a release of claims against the Surviving Corporation, the Company, Parent or any of their respective Subsidiaries or affiliates, in substantially the form attached to Section 6.6(b) of the Company Disclosure Schedule.

(c)    With respect to any employee benefit plans of Parent or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall or shall cause Parent Bank to use commercially reasonable efforts to: (i) waive all exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, (ii) provide each such employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans and (iii) recognize all service of such employees with the Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.

(d)    Unless Parent requests otherwise in writing at least ten (10) days in advance of Closing, effective prior to the Closing, the Company shall terminate the Country Bank 401(k) Savings & Retirement Plan (the “Terminated Plan”). Prior to the Effective Time, the Company shall provide Parent with resolutions adopted by the Company’s Board of Directors terminating the Terminated Plan, the form and substance of which shall be subject to the prior written approval of Parent, which will not be unreasonably withheld. As soon as practicable following the Effective Time, with respect to the Terminated Plan, Parent shall permit or cause its Subsidiaries (including Parent Bank) to permit the Continuing Employees to roll over their respective account balances and outstanding loan balances, if any, thereunder into an “eligible retirement plan” within the meaning of Section 402(c)(8)(B) of the Code maintained by Parent or its Subsidiaries (including Parent Bank).

(e)    Nothing in this Agreement shall confer upon any employee, officer, director, independent contractor or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, the Company, Parent or any of their respective Subsidiaries or affiliates, or shall interfere with or restrict in any way the rights of the Surviving Corporation, the Company, Parent or any of their respective Subsidiaries or affiliates to discharge or terminate the services of any employee, officer, director, independent contractor or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement or (ii) alter or limit the ability of Parent or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the first sentence of Section 9.9(b), nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7    Indemnification; Directors’ and Officers’ Insurance.

(a)    From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted by Law, each present and former director, officer or employee of the Company and its Subsidiaries (in each case, for actions taken in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement, to the fullest extent such persons are entitled to be indemnified as of the date of this Agreement by the Company pursuant to the Company Certificate, the Company Bylaws or the governing or organizational documents of any Subsidiary of the Company applicable to such person. The Surviving Corporation shall also advance expenses as incurred by such Company Indemnified Party to the fullest extent permitted by the NYBCL, the Company Certificate, the Company Bylaws or the governing or organizational documents of any Subsidiary of the Company, as applicable, as of the date of this Agreement;

provided that, if requested by Parent, the Company Indemnified Party to whom expenses are advanced provides an undertaking (in reasonable and customary form) to repay such advances if it is determined that such Company Indemnified Party is not entitled to indemnification. A Company Indemnified Party shall be entitled to the reimbursement of reasonable legal expenses incurred in any successful claim hereunder to enforce its rights to indemnification and advancement.

(b)    For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to expend, on an annual basis, an amount that, in the aggregate, exceeds 200% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Parent shall cause to be maintained policies of insurance that, in Parent’s good faith determination, provide the maximum coverage available for an aggregate cost equal to the Premium Cap. In lieu of the foregoing, the Company, in consultation with Parent, but only upon the prior written consent of Parent, which consent may not be unreasonably denied, may (and at the request of Parent, the Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year prepaid “tail” policy under the Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap and, in such case, Parent shall not have any further obligations under this Section 6.7(b), other than to maintain such prepaid “tail” policy.

(c)    The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7. The obligations of the Surviving Corporation, Parent and the Company under this Section 6.7 shall not be terminated or modified in a manner so as to adversely affect the Company Indemnified Party or any other person entitled to the benefit of this Section  6.7 without the prior written consent of the affected Company Indemnified Party or affected person.

6.8     Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of the Company, on the other hand) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Integrated Mergers, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

6.9    Advice of Changes. Parent and the Company shall each promptly (but in no event more than 24 hours) advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of any condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.10    Litigation and Claims. Each of the Company and Parent shall promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, dispute, proceeding, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of either such party, threatened against the Company, Parent or any of their respective Subsidiaries, in each case that (a) questions or would reasonably be expected to question the validity of this Agreement, the Integrated Mergers or the other transactions contemplated hereby or any actions taken or to be taken by Parent, the Company or their respective Subsidiaries with respect to this Agreement, the Integrated Mergers or the other transactions contemplated hereby or (b) seeks to enjoin, restrain or prohibit the transactions contemplated hereby. The Company shall give Parent the opportunity to direct (at Parent’s own expense) the defense or settlement of any shareholder litigation against the Company and/or its directors, officers or affiliates relating to the transactions contemplated by this Agreement, and the Company shall not agree to any such settlement of any such litigation without Parent’s prior written consent which shall not unreasonably be withheld.

6.11    Dividends. After the date of this Agreement, each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in respect of any quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the First-Step Merger.

6.12    Corporate Governance. Effective as of the Effective Time, Parent shall, (i) increase the size of the Board of Directors of Parent by one member, and cause Parent Bank to take such actions as may be necessary to increase the size of the Board of Directors of Parent Bank by one member, and (ii) appoint Joseph Murphy Jr. to the Board of Directors of Parent and Parent Bank, respectively, in each case, unless Mr. Murphy is unable to serve as such. Subject to Parent’s internal procedures and corporate governance guidelines with respect to director recommendations, the Leadership Committee of the Board of Directors of Parent shall recommend that the Board of Directors nominate Mr. Murphy for election by the stockholders of Parent to the Board of Directors of Parent at the annual meeting of stockholders of Parent to be held in 2020 (and, if the Leadership Committee makes such recommendation, then the Board of Directors of Parent shall, subject to applicable fiduciary duties, nominate Mr. Murphy for such election by the stockholders of Parent). Assuming Mr. Murphy is duly elected to the Board of Directors of Parent by the requisite vote of Parent stockholders at the annual meeting of stockholders of Parent to be held in 2020, Parent shall cause Parent Bank to take such actions as may be necessary to appoint Mr. Murphy to the Board of Directors of Parent Bank at its annual meeting of stockholders (or action by consent in lieu thereof) in 2020.

6.13    Acquisition Proposals.

(a)    The Company agrees that it will not, and will cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to any person (other than Parent, Parent Bank and their Representatives in their capacity as such) concerning any Acquisition Proposal or (iv) have or participate in any discussions with any person (other than Parent, Parent Bank and their Representatives in their capacity as such) relating to any Acquisition Proposal, except, for purposes of this clause (iv), to notify such person of the existence of the provisions of this Section 6.13(a); provided that prior to the date of the Company Meeting, in the event the Company receives from any person other than Parent, Parent Bank or their respective Representatives an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 6.13, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data to, and participate in, discussions with such person with respect to such Acquisition Proposal but only to the extent that, prior to doing so, its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) failure to take such actions would result in a violation of its fiduciary duties under Law; provided, further, that, prior to providing any nonpublic information or data or participating in any discussions, in each case, permitted pursuant to the foregoing proviso, the Company shall have provided such information or data to Parent and shall have entered into a confidentiality agreement with such person on terms no less stringent to such person than the terms of the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with the Company or its Representatives. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.13 by any Subsidiary or Representative of the Company shall constitute a breach of this Section 6.13 by the Company.

(b)    The Company will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the execution of this Agreement with any person (other than Parent, Parent Bank and their Representatives in their capacity as such) with respect to any Acquisition Proposal and will use its reasonable best efforts, subject to Law, to enforce any confidentiality, standstill or similar agreement relating to an Acquisition Proposal.

(c)    Promptly (and in any event within twenty-four (24) hours) following receipt of any Acquisition Proposal or any inquiry that could reasonably be expected to lead to an Acquisition Proposal, the Company shall advise Parent of such Acquisition Proposal or inquiry and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal, copies of any written Acquisition Proposal and written summaries of any material oral communications relating to an Acquisition Proposal), and will keep Parent apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal.

(d)    As used herein,

(i)    “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries or 25% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company; (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person (other than Parent or Parent Bank) beneficially owning 25% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company; or (C) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company and/or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company; and

(ii)    “Superior Proposal” means any unsolicited bona fide written offer or proposal made by a third party to consummate an Acquisition Proposal that the Company’s Board of Directors determines in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor) (A) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company; (B) would result in a transaction that (1) involves consideration to the holders of the shares of Company Common Stock that is, after accounting for payment of the Termination Fee required hereunder, more favorable, from a financial point of view, than the consideration to be paid to the shareholders of the Company pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond, or in addition to, those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing and (2) is, in light of the other terms of such proposal, more favorable to the shareholders of the Company than the Integrated Mergers and the other transactions contemplated by this Agreement; and (C) is reasonably likely to be completed on the terms proposed, in each case, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal.

6.14    Board of Directors and Committee Meetings. Following the receipt of the Requisite Regulatory Approvals, the Company shall permit representatives of Parent to attend any meeting of its Board of Directors or the executive and loan committees thereof as an observer, subject to the Confidentiality Agreement; provided that the Company shall not be required to permit such representatives to remain present during any confidential discussions of this Agreement and the transactions contemplated hereby or any Acquisition Proposal or during any other matter (a) that the Board of Directors of the Company has reasonably determined to be confidential with respect to the participation of Parent or Parent Bank or (b) that the Company would not be required to disclose under Section 6.2 of this Agreement.

6.15    Public Announcements. The Company and Parent shall each use their reasonable best efforts to (a) develop a joint communications plan and ensure that all press releases and other public disclosure (including communications to employees, agents and contractors) with respect to this Agreement or the transactions contemplated hereby are consistent with such joint communications plan and (b) consult with each other before issuing any press release or, to the extent practicable, otherwise making any public disclosure with respect to this Agreement or the transactions contemplated hereby, except in respect of any press release or public disclosure the content and messaging of which is substantially similar to public disclosure previously made by Parent or the Company either on the date of this Agreement or following the date of this Agreement and in accordance with this Section 6.15.

6.16    Operating Functions. To the extent permitted by Law and upon Parent’s request, the Company shall regularly discuss and reasonably cooperate with Parent and Parent Bank in connection with (a) planning for the efficient and orderly combination of the Company and Parent Bank and the operation of the Surviving Corporation and its Subsidiaries and (b) preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Parent may decide. Each party shall cooperate with the other party in preparing to execute conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with related service providers and other parties). Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, including this Article VI, complete control and supervision over its and its Subsidiaries’ respective operations.

6.17    Restructuring Efforts. If the Company shall have failed to obtain the Requisite Company Vote at the duly convened Company Meeting or any adjournment or postponement thereof, then, unless this Agreement has been terminated in accordance with its terms, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of Company Common Stock as provided for in this Agreement, in a manner adverse to such party or its stockholders or shareholders, as applicable) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section  6.17) to the Company’s shareholders for approval.

6.18    Takeover Statutes. None of the Company, Parent or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Integrated Mergers or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Integrated Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Parent and the Company and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary, so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.19    Assumption of Company Debt.

(a)    Effective as of the effective time of the Second-Step Merger, Parent shall enter into (i) an assumption of debt in accordance with the applicable terms of the Subordinated Loan Agreement, dated September 30, 2015, by and between the Company and Community Funding CLO, Ltd., providing for assumption by Parent of the Company’s obligations thereunder in accordance with Section 4.11 therein, and (ii) an assumption of debt in accordance with the applicable terms of the Subordinated Loan Agreement, dated September 30, 2015, by and between the Company and StoneCastle Financial Corp., in each case, providing for assumption by Parent of the Company’s obligations thereunder in accordance with Section 4.11 therein.

(b)    Effective as of the effective time of the Second-Step Merger, subject to Section 6.19(c), Parent shall enter into a supplemental indenture in accordance with the applicable terms of the Indenture, dated as of December 15, 2004 (the “2004 Indenture”), by and among the Company and Wilmington Trust Company providing for assumption by Parent of the Company’s obligations thereunder, in accordance with Section 11.1 therein, with respect to the fixed/floating rate junior subordinated deferrable interest debentures due December 15, 2034 (the “Junior Subordinated Debentures”).

(c)    In lieu of Parent assuming the Junior Subordinated Debentures in accordance with Section 6.19(b), the Company shall, at the request of Parent, redeem the outstanding Junior Subordinated Debentures; provided that such redemption shall be effective as of the Effective Time; and provided further that the Company shall be obligated to take action hereunder prior to Closing to effectuate a redemption effective as of the Effective Time only if in the opinion of counsel to the Company, any notice of redemption required to be given may be given on a revocable basis.

6.20    Termination of Lease Agreement. At the request of Parent, Company shall, prior to the Closing, cause Company Bank to terminate that certain lease agreement set forth in Section 6.20 of the Company Disclosure Schedules.

ARTICLE VII

CONDITIONS PRECEDENT

7.1    Conditions to Each Party’s Obligation To Effect the Integrated Mergers. The respective obligations of the parties to effect the Integrated Mergers shall be subject to the satisfaction or, where legally permissible, waiver by all parties hereto at or prior to the Effective Time of the following conditions:

(a)    Shareholder Approval. The Requisite Company Vote shall have been obtained.

(b)    NASDAQ Listing. The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(c)    Requisite Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(d)    S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)    No Injunctions or Restraints; Illegality. (i) No order, injunction, decree or other legal restraint or prohibition issued by any court or agency of competent jurisdiction preventing the consummation of the Integrated Mergers or any of the other transactions contemplated by this Agreement shall be in effect; (ii) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Integrated Mergers and (iii) no order or injunction is being sought by any Governmental Entity that would, if entered or enforced, prohibit the consummation of the transactions contemplated hereby, including the Integrated Mergers.

7.2    Conditions to Obligations of Parent. The obligation of Parent and Merger Sub to effect the Integrated Mergers is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time, of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Company set forth in Sections 3.2(a), 3.7, 3.8(a) and 3.21 (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of the Company set forth in Sections 3.1(a), 3.1(b), 3.2(b), 3.3(a), and 3.3(b)(i) (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any qualifications as to materiality or Material Adverse Effect contained in such representations and warranties) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company. Parent shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c)    Tax Opinion. Parent shall have received the written opinion of Skadden, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, that are consistent with the state of facts existing at the Effective Time, the Integrated Mergers shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Skadden may rely upon the certificates, representations and covenants referred to in Section 5.4.

(d)    FIRPTA Certificate. The Company shall have delivered to Parent a duly executed certificate, dated as of the Closing Date, in form and substance as prescribed by Treasury Regulations promulgated under Section 1445 of the Code, together with a form of notice to the Internal Revenue Service as described under Section 1.897-2(h)(2) of the Treasury Regulations, stating that the Company is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code; provided, however, if the Company fails to deliver such certificate and notice and Parent elects to waive the receipt thereof, then notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled to withhold any amounts required to be withheld under Section 1445 of the Code.

(e)    No Materially Burdensome Regulatory Condition. No Requisite Regulatory Approval shall include or contain, nor shall any Governmental Entity have indicated that it will impose, any Materially Burdensome Regulatory Condition.

(f)    Dissenters Rights. Dissenting Shares shall constitute no more than ten percent (10%) of the outstanding shares of Company Common Stock.

7.3    Conditions to Obligations of the Company. The obligation of the Company to effect the Integrated Mergers is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Parent set forth in Sections 4.2(a), 4.7 and 4.8 (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Parent set forth in Sections 4.1(a), 4.1(b), 4.2(c), 4.3(a), and 4.3(b)(i) (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects (without giving effect to any qualifications as to materiality or Material Adverse Effect contained in such representations and warranties) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent. The Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

(b)    Performance of Obligations of Parent. Parent shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c)    Tax Opinion. The Company shall have received the written opinion of Luse Gorman, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, that are consistent with the state of facts existing at the Effective Time, the Integrated Mergers shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Luse Gorman may rely upon the certificates, representations and covenants referred to in Section 5.4.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Requisite Company Vote:

(a)    by mutual consent of Parent and the Company in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board of Directors;

(b)    by either the Board of Directors of Parent or the Board of Directors of the Company, if (i) any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Integrated Mergers or the Bank Merger or the other transactions contemplated hereby and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, unless, in any such case of clause (i) or (ii), the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement pursuant to this Section 8.1(b) to perform or observe the covenants and agreements of such party set forth herein;

(c)    by either the Board of Directors of Parent or the Board of Directors of the Company, if the Closing shall not have occurred on or before May 31, 2020 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement pursuant to this Section 8.1(c) to perform or observe the covenants and agreements of such party set forth herein;

(d)    by either the Board of Directors of Parent or the Board of Directors of the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Parent, or Section 7.3, in the case of a termination by the Company, and which is not cured within forty-five (45) days following written notice to the Company, in the case of a termination by Parent, or to Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)    by Parent, prior to the time the Requisite Company Vote is obtained, if the Board of Directors of the Company shall have (i) failed to make the Company Recommendation or failed to include the Company Recommendation in the Proxy Statement, or withdrawn, modified or qualified the Company Recommendation in a manner adverse to Parent, or resolved to do so or failed to reaffirm such recommendation within two (2) business days after Parent requests in writing that such action be taken, (ii) failed to recommend against acceptance of any publicly disclosed tender offer or exchange offer for outstanding shares of Company Common Stock by any person (other than Parent or any affiliate of Parent), within the ten (10) business day period commencing on the date such tender offer or exchange offer is first publicly disclosed, in any such case whether or not permitted by the terms hereof, (iii) recommended or endorsed an Acquisition Proposal, or (iv) breached any of its obligations under Section 6.3 or Section 6.13 in any material respect;

(f)    by the Company, following the Company Meeting (including any adjournments or postponements thereof), if the Company (i) received an Acquisition Proposal prior to the Company Meeting, (ii) has not breached any of its obligations under Section 6.3 or Section 6.13 and (iii) failed to obtain the Requisite Company Vote at the duly convened Company Meeting or at any adjournment or postponement thereof; or

(g)    by the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire Board of Directors within a five (5) day period commencing on the Determination Date, if both of the following conditions are satisfied, such termination to be effective on the tenth (10th) day following the Determination Date:

(i)    the Parent Market Value on the Determination Date is less than $20.00; and

(ii)    the number obtained by dividing the Parent Market Value on the Determination Date by the Initial Parent Market Value is less than the number obtained by dividing (x) the Final Index Price by (y) the Initial Index Price minus 0.15;

subject, however, to the remainder of this Section 8.1(g). If the Company elects to exercise its termination right pursuant to this Section 8.1(g), it shall promptly (and in any event no later than the last day of the five (5) day period commencing on the Determination Date) notify Parent in writing of such election. During the five (5) day period commencing with Parent’s receipt of the written notice referenced in the immediately preceding sentence, Parent shall have the option to increase the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a quotient, the numerator of which is equal to the product of the Initial Parent Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.15 and the denominator of which is equal to the Parent Market Value on the Determination Date; or (y) the quotient determined by dividing the Initial Parent Market Value by the Parent Market Value on the Determination Date, and multiplying such quotient by the product of the Exchange Ratio (as then in effect) and 0.80. If Parent so elects, by delivering written notice of such election to the Company within such five (5) day period referenced in the immediately preceding sentence to increase the consideration to be received by the holders of Company Common Stock by so adjusting the Exchange Ratio, which notice shall set forth the revised Exchange Ratio, then no termination shall be permitted by, or shall have occurred pursuant to, this Section 8.1(g), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified). For purposes of this Agreement, the following terms shall have the following meanings:

(i)    The “Determination Date” means the first date on which all Requisite Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Integrated Mergers have been received (disregarding any waiting period).

(ii)    The “Final Index Price” means the average of the daily closing value of the Index, for the ten (10) consecutive trading days immediately preceding the Determination Date.

(iii)    The “Index” means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar Index as substantially replicates the NASDAQ Bank Index.

(iv)    The “Index Ratio” means the Final Index Price divided by the Initial Index Price.

(v)    The “Initial Index Price” means the closing value of the Index on the date of this Agreement.

(vi)    The “Initial Parent Market Value” means, $25.00, adjusted as indicated in the last sentence of this Section 8.1(g) as set forth below.

(vii)    The “Parent Market Value” means, as of any specified date, the average of the daily closing prices of a share of Parent Common Stock as reported on the NASDAQ for the ten (10) consecutive trading days immediately preceding such specified date.

If Parent or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.1(g).

8.2    Effect of Termination.

(a)    In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, the Company, any of their respective affiliates or any of their respective employees, officers, directors or representatives shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(c) and this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its fraud or any knowing, intentional and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b)    In the event that after the execution of this Agreement (i) prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management or the Board of Directors of the Company or shall have been made directly to its shareholders generally or any person shall have publicly announced an Acquisition Proposal or the intention to make an Acquisition Proposal (whether or not conditional) with respect to the Company, (ii) thereafter this Agreement is terminated by (A) either Parent or the Company pursuant to Section 8.1(c) and the Requisite Company Vote has not been obtained or (B) Parent pursuant to Section 8.1(d) solely in the case of a willful breach by Company, and (iii) on or prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement (regardless of whether a transaction is consummated) or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to in clause (b)(i) above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, an amount in cash equal to $4,089,301 (the “Termination Fee”).

(c)    In the event that this Agreement is terminated by Parent pursuant to Section 8.1(e), then the Company shall pay Parent, by wire transfer of same day funds, an amount in cash equal to the Termination Fee on the date of such termination.

(d)

(i)    In the event that (A) this Agreement is terminated by the Company pursuant to Section 8.1(f) and (B) the Company made a Company Adverse Recommendation Change prior to such termination, then the Company shall, on the date of termination, pay Parent, by wire transfer of same day funds, an amount in cash equal to the Termination Fee; or

(e)    In the event that (A) this Agreement is terminated by the Company pursuant to Section 8.1(f), (B) the Company did not make a Company Adverse Recommendation Change prior to such termination and (C) on or prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement (regardless of whether a transaction is consummated) or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to in Section 8.1(f) above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, an amount in cash equal to the Termination Fee.

(f)    Each of Parent and the Company acknowledges that (i) the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent would not enter into this Agreement and (iii) the Termination Fee constitutes liquidated damages and not a penalty. Accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the Termination Fee, as applicable, the Company shall pay the costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if the Company fails to pay the amounts payable pursuant to this Section 8.2 when due, then the Company shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

8.3    Amendment. Subject to compliance with Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Integrated Mergers by the shareholders of the Company; provided, however, that after adoption of this Agreement by the shareholders of the Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval of the Company shareholders under Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4    Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally permitted, extend the time for the performance of any of the obligations or other acts of the other parties hereto, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that, after adoption of this Agreement by the shareholders of the Company, there may not be, without further approval of the Company shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval of the Company shareholders under Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with an obligation, covenant, agreement or condition.

ARTICLE IX

GENERAL PROVISIONS

9.1    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or other agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including Sections 2.2, 6.6 and 6.7).

9.2     Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Integrated Mergers shall be shared equally by Parent and the Company.

9.3     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied or emailed (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company, to:

Country Bank Holding Company, Inc.
655 3rd Avenue
New York, NY 10017
Attention:	Joseph M. Murphy, Chairman and Chief Executive Officer
Facsimile:	(212) 883-6461
Email:	Jmurphy@countrybnk.com

With a copy (which shall not constitute notice) to:

Luse Gorman, PC
5335 Wisconsin Avenue, NW
Suite 780
Washington, D.C. 20015
Attention:	John J. Gorman
Victor L. Cangelosi
Facsimile:	(202) 362-2902
Email:	jgorman@luselaw.com
vcangelosi@luselaw.com

and

if to Parent or Merger Sub, to:

OceanFirst Financial Corp.
110 West Front Street
Red Bank, New Jersey 07701
Attention:	Christopher D. Maher
Facsimile:	(732) 349-5070
Email:	cmaher@oceanfirst.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention:	David C. Ingles
Facsimile:	(917) 777-2697
Email:	David.Ingles@skadden.com

9.4    Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, defined term index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law to close. References to “the date hereof” means the date of this Agreement. As used herein, “knowledge of the Company” means the actual knowledge (after due inquiry) of any of the officers of the Company listed on Section 9.4 of the Company Disclosure Schedule, and the “knowledge of Parent” means the actual knowledge (after due inquiry) of any of the officers of Parent listed on Section 9.4 of the Parent Disclosure Schedule. References to “ordinary course of business” means the ordinary course of business consistent with past practice of the applicable person. As used herein, (a) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (b) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (c) unless the context otherwise requires, “party” means a party to this Agreement irrespective of whether such term is followed by the word “hereto” or the words “to this Agreement” and (d) “made available” means any document or other information that was (i) included in the virtual data room of a party at least two (2) business days prior to the date hereof or (ii) filed by Parent with the SEC and publicly available on EDGAR at least two (2) business days prior to the date hereof. Notwithstanding anything to the contrary set forth in this Agreement, references to “Subsidiaries” of Parent does not include any entity acquired, or to be acquired, directly or indirectly, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (the “Two River Agreement”), by and among Parent, Hammerhead Merger Sub Corp. and Two River Bancorp and Parent does not make any representations, warranties, covenants or agreements relating to the Two River Agreement and the transactions contemplated thereby. None of the execution, delivery or performance by Parent of the Two River Agreement nor the completion of the transactions contemplated thereby, nor the failure of such transaction to be completed shall constitute a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub under this Agreement.

9.5    Counterparts. This Agreement may be executed (including in any manner permitted by Section 9.12 of this Agreement) in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.6    Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement and the confidentiality agreement, dated May 6, 2019, by and between Parent and Company, constitute the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and the exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

9.7    Governing Law; Jurisdiction.

(a)    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law (except that matters under this Agreement relating to the fiduciary duties of the Board of Directors of the Company shall be determined in accordance with the laws of the State of New York).

(b)    Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.3.

9.8    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9    Assignment; Third Party Beneficiaries.

(a)    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

(b)    Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.10    Remedies; Specific Performance. Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a party of any one such remedy will not preclude the exercise of any other such remedy. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Integrated Mergers), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.11    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.12    Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall (and each party hereto shall cause its Subsidiaries and Representatives not to) raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any signed agreement or instrument entered into in connection with this Agreement, or any amendments or waivers hereto or thereto, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract, and each party hereto forever waives any such defense.

[Signature Pages Follow]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

OCEANFIRST FINANCIAL CORP.

By:	/s/ Christopher D. Maher

Name: Christopher D. Maher
Title: Chairman, President & CEO
MIDTOWN MERGER SUB CORP.

By:	/s/ Christopher D. Maher

Name: Christopher D. Maher
Title: Chairman and President

[Signature Page to Agreement and Plan of Merger]

COUNTRY BANK HOLDING COMPANY, INC.

By:	/s/ Joseph M. Murphy

Name: Joseph M. Murphy
Title: Chairman & CEO

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Bank Merger Agreement

EXHIBIT B

Form of Support Agreement

EXHIBIT C

First-Step Merger Surviving Corporation Certificate